EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-158147 on Form N-2 of our report dated January 16, 2013 relating to the financial statements and financial highlights of the Eaton Vance Municipal Income Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended November 30, 2012, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such registration statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 27, 2013